Exhibit 4.5

EQUITY PLEDGE AGREEMENT

This Equity Pledge Agreement (this “Agreement”) is entered into as of [Execution Date] by and among the following parties:

(1)	[Name of the WFOE] (the “Pledgee”);

(2)	[Name of the VIE] (the “Company”);

(3)	[Name of the VIE Shareholder(s)] (the “Pledgor(s)”) (Each of the Pledgee, the Company and the Pledgor(s), a “Party”, and collectively, the “Parties”.)

RECITALS

(A)	WHEREAS, the Pledgor(s) hold [•]% equity interest, representing RMB[•] million of the registered capital of the Company;

(B)

WHEREAS, the Pledgee and the Company entered into an exclusive service agreement dated [Execution Date] (the “Service Agreement”), pursuant to which the Company shall pay service fees to the Pledgee for the services provided by the Pledgee;

(C)

WHEREAS, the Pledgee, the Pledgor(s), and the Company entered into an exclusive option agreement dated [Execution Date] (the “Exclusive Option Agreement”), pursuant to which each of the Pledgor(s) and the other shareholders of the Company agrees to grant the Pledgee an exclusive right to purchase all of the equity interest of the Company held by it on the terms and conditions therein.

NOW, THEREFORE, the Parties hereby agree as follows:

AGREEMENT

1.	Principal Agreements

Each Party acknowledges and confirms that the Principal Agreements for which the security of pledge is provided hereunder include the Service Agreement, the Exclusive Option Agreement, and the agreements to be executed among the Pledgor, the Company and the Pledgee from time to time.

2.	The Pledge

2.1

The Pledgor(s) hereby unconditionally and irrevocably agree to pledge all of the equity interest of the Company held by it (including any and all interest or dividend accrued on such equity interest) (the “Pledged Equity”) to the Pledgee, as a security for the performance of the obligations by the Pledgor(s) and the Company under the Principal Agreements (the “Pledge”).

3.	The Scope of Pledge

3.1

The obligations secured by the Pledge under this Agreement include all obligations of the Pledgor(s) and the Company, including without limitation, loan and the interest (if applicable), all service fees payable to the Pledgee, all indebtedness, obligations and liabilities (including but not limited to any amounts payable to the relevant person), damages (if any), compensation, any fees and expenses for enforcing the creditor’s rights and the Pledge (including but not limited to the attorneys’ fees, arbitration fees, the assessment and auction fees related to the Pledged Equity) and any other related cost. For the avoidance of doubt, the scope of the Pledge shall not be limited by the amount of the shareholders’ capital contribution.

4.	The Term of Pledge

4.1

The Pledge shall be continuously valid and the term of the Pledge ends at the earliest of the following three dates: (1) the date on which the unpaid secured obligation has been fully settled or otherwise repaid; (2) the date on which the Pledgee exercises the Pledge in accordance with the terms and conditions of this Agreement to fully realize its rights to the secured obligation and the Pledged Equity; or (3) the date on which the Pledgor(s) have/has transferred all of its equity to a third party (natural or legal person) and no longer holds the Company’s equity in accordance with the Exclusive Option Agreement.

4.2

During the term of the Pledge, in the event the Pledgee or the Company fail to perform any of their respective obligations in accordance with the Principal Agreements, the Pledgee shall have the right to dispose of the Pledged Equity in accordance with the provisions of this Agreement.

4.3

The Pledgee shall have the right to collect any and all dividends or other distributable benefits accrued on the equity and distribute or dispose such dividends or other distributable benefits at its sole discretion.

5.	Registration

5.1

The Company shall upon execution of this Agreement, record the Pledge in the shareholders’ register of the Company and provide the shareholder’s register to the Pledgee. The parties covenant that the parties hereto have executed and submitted to administration of industry and commerce (the “AIC”) an equity interest pledge contract in the form required by the AIC at the location of the Company (the “AIC Pledge Contract”) to register the Pledge with AIC. For matters not specified in the AIC Pledge Contract, the Parties shall be bound by the provisions of this Agreement. In case of any ambiguities or inconsistencies between the AIC Pledge Contract and this Agreement, provisions of this Agreement shall prevail.

5.2	Without limitation to any provision of this Agreement, during the term of the Pledge, the original of the register of members of the Company shall be kept by the Pledgee or its designated person.

5.3

With the prior consent of the Pledgee, the Pledgor(s) may increase its capital contribution to the Company, provided that any capital contribution by the Pledgor(s) to the Company shall be subject to this Agreement and any such capital increase shall be part of the Pledged Equity. The Company shall immediately amend the register of member and register the change to the Pledge with the AIC pursuant to this Section 5 within five (5) working days after the increase of capital contribution.

6.	The Pledgors’(‘s) Representations and Warranties

6.1	The Pledgor(s) are/is the sole legal owner(s) of the Pledged Equity.

6.2	No security interest or other encumbrance has been created on the Pledged Equity.

6.3	The Company is a limited liability company established and validly existing under the PRC laws. The registered capital of the Company is RMB[•] million.

7.	The Pledgors’(‘s) Covenants and Further Assurance

7.1	The Pledgor(s) hereby covenant to the Pledgee, that during the term of this Agreement, the Pledgor(s) shall:

7.1.1

without the Pledgee’s prior written consent, not transfer the Pledged Equity, create or permit to create any security interest or other encumbrance on the Pledged Equity, or dispose of the Pledged Equity in any other means, except for the performance of the Exclusive Option Agreement;

7.1.2

comply with any or all laws and regulations applicable to the Pledge, and within five (5) working days of receipt of any notice, order or recommendation issued or prepared by relevant competent authorities regarding the Pledge, provide the aforementioned notice, order or recommendation to the Pledgee, and shall comply with the requirements set forth in the aforementioned notice, order or recommendation, or submit claims and representations with respect to the aforementioned matters upon the Pledgee’s reasonable request or with consent of the Pledgee;

7.1.3

promptly notify the Pledgee of any event or notice received that may have an impact on Pledgee’s rights to the Pledged Equity or any portion thereof or other obligations of the Pledgor(s) arising out of this Agreement.

7.2

The Pledgor(s) agree that the rights acquired by the Pledgee in accordance with this Agreement with respect to the Pledge shall not be interrupted or harmed by the Company, the Pledgor(s) or any heirs or representatives of the Pledgor(s) or any other persons (collectively, the “Relevant Persons”) through any legal proceedings.

7.2.1

Without the prior written consent of the Pledgee, the Relevant Persons shall not in any manner supplement, change or amend the articles of association and bylaws of the Company, increase or decrease its registered capital, or change its structure of registered capital in other manners;

7.2.2

Without the prior written consent of the Pledgee, after the execution of this Agreement, the Relevant Persons shall not in any manner sell, transfer, pledge or dispose any assets of the Company or any of its subsidiaries or any statutory or beneficiary interest derived from the business or income of the Company and shall not create any relevant security interest.

7.2.3

Without the prior written consent of the Pledgee, the Relevant Persons shall ensure that the Company shall not in any manner distribute dividends to its shareholder(s), make assets distributions or conduct capital reduction or initiate liquidation procedures or make any other distributions. Any distributions, including without limitation, the distributed assets or the residual assets in liquidation shall be deemed as part of the Pledge; or

7.2.4

Without the prior written consent of the Pledgee, the Relevant Persons shall not take actions which result in or may result in the decrease of value of Pledged Equity or jeopardize the validity of Pledge under this Agreement. In the event that the value of Pledged Equity decreases significantly and impairs the rights of the Pledgee, the Relevant Persons shall notify the Pledgee immediately, provide other assets as security as reasonably requested by and to the satisfaction of the Pledgee, and take necessary actions to resolve the foresaid events or reduce their adverse impact.

7.3

To protect or perfect the security interest granted by this Agreement for the payment obligation under the Principal Agreements, the Pledgor(s) hereby undertake(s) to execute in good faith and to cause other parties who have interests in the Pledge to execute all certificates, agreements, deeds and/or covenants required by the Pledgee. The Pledgor(s) also undertake(s) to perform and to cause other parties who have interests in the Pledge to perform actions required by the Pledgee, to facilitate the exercise by the Pledgee of its rights and authority granted thereto by this Agreement, and to enter into all relevant documents regarding ownership of the Pledged Equity with the Pledgee or designee(s) of the Pledgee. The Pledgor(s) undertake(s) to provide the Pledgee within a reasonable time with all notices, orders and decisions regarding the Pledge that are required by the Pledgee.

7.4

The Pledgor(s) hereby undertake(s) to comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement. In the event of failure or partial performance of its guarantees, promises, agreements, representations and conditions, the Pledgor(s) shall indemnify the Pledgee for all losses resulting therefrom.

8.	Exercise of Pledge

8.1	Each of the following shall constitute an event of default (“Event of Default”) hereunder (and an Event of Default is “continuing” if it has not been remedied or waived):

8.1.1

any statement, warranty or representation made by the Pledgor(s) or the Company, under this Agreement or any of the Principal Agreements are not true, complete or accurate in any aspect; or the Pledgor(s) or the Company breaches or fails to fulfill any obligation or abide by any covenants and undertakings under this Agreement or any Principal Agreements; or

8.1.2	any obligation of the Pledgor(s) or the Company under this Agreement or any of the Principal Agreements is deemed as unlawful or void.

8.2

Upon the occurrence and during the continuance of an Event of Default, the Pledgee shall have the right to exercise all such rights as a secured party under any applicable Chinese law, including the PRC Guarantee Law and the PRC Property Law, as in effect from time to time, including without limitations:

8.2.1

to sell all or any part of the Pledged Equity in one or more public or private sales upon three (3) days’ written notice to Pledgor(s), and any such sale or sales may be made for cash, upon credit, or for future delivery; or

8.2.2	to execute an agreement with the Pledgor(s) to acquire the Pledged Equity based on its monetary value which shall be determined by referencing the market price of the pledged property;

The Pledgee has priority to the proceeds obtained by disposition of the Pledged Equity according to the aforesaid means for repayment of fees listed under Section 3 of this Agreement.

8.3

The Pledgor(s) and the Company, at the request of the Pledgee, shall take all lawful and appropriate actions to ensure the Pledgee’s exercise of the Pledge right. For the purpose of the foregoing, the Pledgor(s) and the Company should sign all the documents and materials and take all actions and measures reasonably required by the Pledgee.

9.	Assignment

9.1	None of the Company and the Pledgor(s) shall assign any of its rights or obligations under this Agreement to any third party without the prior written consent of the Pledgee.

9.2

The Company and the Pledgor(s) hereby agree(s) that the Pledgee may assign its rights and obligations under this Agreement as the Pledgee may decide, at its sole discretion, and such transfer shall only be subject to a written notice sent to the Company and the Pledgor(s).

10.	Termination

This Agreement is terminated after the expiration of the term of the Pledge in accordance with Section 4 of this Agreement.

11.	Entire Agreement and Amendment to Agreement

11.1

This Agreement and all agreements and/or documents mentioned or included explicitly by this Agreement constitute the complete agreement with respect to the subject matter of this Agreement and shall supersede any and all prior oral agreements, contracts, understandings and communications made by Parties with respect to the subject matter of this Agreement.

11.2

Any modification of this Agreement shall be made in a written form and shall only become effective upon the signature by all Parties of the Agreement. Amendments and supplemental agreements to this Agreement duly executed by Parties shall be parts of this Agreement and shall have the same legal effect as this Agreement.

12.	Governing Law and Dispute Resolution

12.1	This Agreement shall be construed in accordance with and governed by the PRC laws.

12.2

Any dispute arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon all Parties. The place of arbitration shall be in Beijing.

13.	Effective Date and Term

13.1	This Agreement shall be signed and take effect as of the date first set forth above.

13.2	The term of this Agreement shall remain effective as long as the Pledge exists.

14.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of each relevant party as specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as follows: (a) a notice delivered personally is deemed duly served upon delivery; (b) a notice sent by mail is deemed duly served the tenth (10th) day after the date when the postage prepaid registered airmail was sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the courier service company; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation for relevant documents.

15.	Severability

If any provision of this Agreement is deemed to be invalid or unenforceable because it is inconsistent with applicable laws, such invalidity or unenforceability shall be limited to such laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected.

16.	Counterparts

This Agreement shall be executed in [Party number] originals by all Parties, with each Party holding one original. All originals shall have the same legal effect. The Agreement may be executed in one or more counterparts.

[The Remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

[Name of the WFOE]

Signature:
Name:
Title:

[Signature Page to Equity Pledge Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

[Name of the VIE]

Signature:
Name:
Title:

[Signature Page to Equity Pledge Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

[Name of the VIE Shareholder]

Signature:
Name:
Title:

[Signature Page to Equity Pledge Agreement]

Schedule of Material Differences

The VIE Shareholder and the VIE as set out below entered into equity pledge agreement with Hangzhou Yunchuang Gongxiang Network Technology Co., Ltd., the WFOE, using this form, respectively. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of VIE Shareholder	Name of Variable Interest Entity (the “VIE”)	Version of Equity Pledge Agreement	% of VIE Shareholder’s Pledged Equity Interest in the VIE	Material Differences	Execution Date
1	Xiao Shanglue	Zhejiang Yunji Youxuan E-commerce Co., Ltd.	Amended And Restated Equity Pledge Agreement	99.0099%

This Agreement replace the proxy agreement and power of attorney entered into by and among the Parties on June 13, 2018.

The recital also references that “ the Pledgee and the Pledgors entered into a loan contract dated December 14, 2018 (the “Loan Contract”), pursuant to which the Pledgee has provided a loan to the Pledgors.”

Each Party acknowledges and confirms that the Principal Agreements for which the security of pledge is provided hereunder include the Service Agreement, the Exclusive Option Agreement, the Loan Contract and the agreements to be executed among the Pledgor, the Company and the Pledgee from time to time.

						December 14, 2018

2	Hao Huan	Zhejiang Yunji Youxuan E-commerce Co., Ltd.	Amended And Restated Equity Pledge Agreement	0.9901%

This Agreement replace the proxy agreement and power of attorney entered into by and among the Parties on June 13, 2018.

The recital also references that “ the Pledgee and the Pledgors entered into the Loan Contract, pursuant to which the Pledgee has provided a loan to the Pledgors.”

Each Party acknowledges and confirms that the Principal Agreements for which the security of pledge is provided hereunder include the Service Agreement, the Exclusive Option Agreement, the Loan Contract and the agreements to be executed among the Pledgor, the Company and the Pledgee from time to time.

						December 14, 2018

3	Daqiao Network Technology (Hangzhou) Co., Ltd.	Yunji Sharing Technology Co., Ltd.	Amended And Restated Equity Pledge Agreement	65.5346%

This Agreement replace the proxy agreement and power of attorney entered into by and among the Parties on April 16, 2018.

The Company shall (1) upon execution of this Agreement, record the Pledge in the shareholders’ register of the Company and provide the shareholder’s register to the Pledgee, and (2) submit an application to the AIC for the registration of the Pledge as soon as practicable following the execution of this Agreement and obtain evidencing documents of such registration. The parties covenant that for the purpose of registration of the Pledge, the parties hereto shall submit to the AIC this Agreement or an equity interest pledge contract in the form required by the AIC at the location of the Company which shall truly reflect the information of the AIC Pledge Contract. For matters not specified in the AIC Pledge Contract, the Parties shall be bound by the provisions of this Agreement. In case of any ambiguities or inconsistencies between the AIC Pledge Contract and this Agreement, provisions of this Agreement shall prevail. The Pledgee and the Company shall submit all necessary documents and complete all necessary procedures, as required by the PRC laws and regulations and the AIC, to ensure that the Pledge shall be registered with the AIC as soon as possible after the filing of application.

December 17, 2018

4	Hangzhou Yuepeng Trading Co., Ltd.	Yunji Sharing Technology Co., Ltd.	Amended And Restated Equity Pledge Agreement	28.0862%

This Agreement replace the proxy agreement and power of attorney entered into by and among the Parties on April 16, 2018.

The Company shall (1) upon execution of this Agreement, record the Pledge in the shareholders’ register of the Company and provide the shareholder’s register to the Pledgee, and (2) submit an application to the AIC for the registration of the Pledge as soon as practicable following the execution of this Agreement and obtain evidencing documents of such registration. The parties covenant that for the purpose of registration of the Pledge, the parties hereto shall submit to the AIC this Agreement or an equity interest pledge contract in the form required by the AIC at the location of the Company which shall truly reflect the information of the AIC Pledge Contract. For matters not specified in the AIC Pledge Contract, the Parties shall be bound by the provisions of this Agreement. In case of any ambiguities or inconsistencies between the AIC Pledge Contract and this Agreement, provisions of this Agreement shall prevail. The Pledgee and the Company shall submit all necessary documents and complete all necessary procedures, as required by the PRC laws and regulations and the AIC, to ensure that the Pledge shall be registered with the AIC as soon as possible after the filing of application.

December 17, 2018

5	Deqing Jijie Investment Management Partnership (Limited Partnership)	Yunji Sharing Technology Co., Ltd.	Amended And Restated Equity Pledge Agreement	6.3792%

This Agreement replace the proxy agreement and power of attorney entered into by and among the Parties on April 16, 2018.

The Company shall (1) upon execution of this Agreement, record the Pledge in the shareholders’ register of the Company and provide the shareholder’s register to the Pledgee, and (2) submit an application to the AIC for the registration of the Pledge as soon as practicable following the execution of this Agreement and obtain evidencing documents of such registration. The parties covenant that for the purpose of registration of the Pledge, the parties hereto shall submit to the AIC this Agreement or an equity interest pledge contract in the form required by the AIC at the location of the Company which shall truly reflect the information of the AIC Pledge Contract. For matters not specified in the AIC Pledge Contract, the Parties shall be bound by the provisions of this Agreement. In case of any ambiguities or inconsistencies between the AIC Pledge Contract and this Agreement, provisions of this Agreement shall prevail. The Pledgee and the Company shall submit all necessary documents and complete all necessary procedures, as required by the PRC laws and regulations and the AIC, to ensure that the Pledge shall be registered with the AIC as soon as possible after the filing of application.

						December 17, 2018

6	Shu Wenwei	Hangzhou Chuanchou Network Technology Co., Ltd.	Equity Pledge Agreement	100%	N/A	October 23, 2020

7	Ding Panyan	Hangzhou Fengjing Network Technology Co., Ltd.	Equity Pledge Agreement	60%	N/A	December 18, 2020

8	Shu Wenwei	Hangzhou Fengjing Network Technology Co., Ltd.	Equity Pledge Agreement	40%	N/A	December 18, 2020